EXHIBIT 21.1
LIST OF SUBSIDIARIES
Funko Acquisition Holdings, LLC
Funko Holdings, LLC
Funko, LLC
Loungefly, LLC
Funko UK, Ltd.
Funko Far East Limited
Funko Games, LLC
TokenWave LLC
Funko EU, B.V.
Mondo Collectibles, LLC
Funko (Dongguan) Pop Culture Limited (subsidiary of Funko Far East Limited)
MessageMe, Inc.
Funko Global Sales Holdings, LLC
Funko Mexico Distribution S. de R.L.